EXHIBIT 23

BDO Seidman, LLP Accountants and Consultants	100 Park Ave New York, NY 10017 Telephone: (212) 885-8000 Fax: (212) 697-1299

Consent of Independent Registered Public Accounting Firm

Jones Apparel Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Jones Apparel Group, Inc. filed on May 15, 1996, June 16, 1999, August 23, 1999, August 2, 2001, June 12, 2003, June 2, 2004 and June 3, 2005 of our reports dated February 12, 2009, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Jones Apparel Group, Inc. internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2008.

New York, New York
February 12, 2009